UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2022 (November 15, 2022)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of principal executive offices, including zip code)
(Registrant’s telephone number, including area code):(203) 276-8100

(Former Name or Former Address, if Changed Since Last Report): None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EGLE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2022, Eagle Bulk Shipping Inc. (the “Company”) granted to Gary Vogel, the Company’s Chief Executive Officer, a restricted stock unit award covering 76,090 target restricted stock units (“RSUs”) pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”). The Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Committee”) of the Board believe this grant is in the best interests of the Company’s shareholders because it provides an appropriate incentive to motivate and reward Mr. Vogel for achieving certain performance goals that will increase shareholder value while establishing a long-dated cliff vesting schedule that will promote retention, as described below.

In order to better align Mr. Vogel’s long-term interests with those of the Company’s shareholders, 38,045 of his RSUs will vest, if at all, in a lump sum on May 15, 2026, while 38,045 of his RSUs are subject to achievement of specified performance goals over a three-and-a-half-year performance period ending on May 15, 2026, in each case subject to Mr. Vogel’s continued employment with the Company on the applicable vesting date. The award also provides for dividend equivalents, which are subject to the same vesting and forfeiture provisions as their related RSUs.

The performance goals for the performance-vesting RSUs established by the Committee are based on the achievement of relative total shareholder return (TSR) compared to that of the Company’s performance peer group. These performance goals have threshold and target levels such that vesting may range from 0 to 38,045 RSUs, depending on actual achievement.

Upon vesting, if at all, the award will be settled by the delivery of one share of the Company’s common stock for each RSU that vests on the applicable vesting date. Any dividend equivalents that become vested will be settled in cash on the applicable vesting date.

Unvested RSUs and dividend equivalents generally will be forfeited on termination of employment unless otherwise stipulated in Mr. Vogel’s employment agreement. However, if Mr. Vogel’s employment is terminated due to a severance-qualifying termination under his employment agreement, he will become vested in 100% of the 38,045 time-vesting RSUs and any related dividend equivalents. If such termination occurs before a change in control of the Company, Mr. Vogel will also become vested in the number of performance-vesting RSUs, and any related dividend equivalents, that otherwise would become vested based on the actual relative TSR determined as of the date of his termination.

If the Company undergoes a change in control before the end of the performance period, Mr. Vogel will be eligible to continue vesting in in the number of performance-vesting RSUs, and any related dividend equivalents, that otherwise would become vested based on the actual relative TSR determined as of the date of the change in control, subject to his continued employment with the Company through the applicable vesting date. But if Mr. Vogel’s employment is terminated concurrent with or after a change in control due to a severance-qualifying termination under his employment agreement, the performance-vesting RSUs so earned, and any related dividend equivalents, will become vested on the date of his termination.

The foregoing does not purport to be a complete description of the award agreements under the Plan pursuant to which the grants were made, and is qualified in its entirety by reference to Mr. Vogel’s Restricted Stock Unit Award Agreement. A copy of the Restricted Stock Unit Award Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending on December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: November 18, 2022	By:	/s/ Frank De Costanzo
	Name:	Frank De Costanzo
	Title:	Chief Financial Officer